Exhibit 10.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), by and among Overland Storage, Inc., a California corporation (the “Company”), on the one hand, and FBC Holdings S.àr.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Shareholder”), on the other hand, is entered into as of this 21st day of January, 2014.

WITNESSETH

WHEREAS, the Company and the Shareholder are parties to that certain Acquisition Agreement dated as of November 1, 2013 (the “Acquisition Agreement”), pursuant to which, among other things, the Company shall issue to the Shareholder 47,152,630 shares of common stock, no par value, of the Company (the “Acquisition Shares”) on or about the date hereof;

WHEREAS, the obligations of the Company and the Shareholder under the Acquisition Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Shareholder and the Company;

WHEREAS, the Company’s Amended and Restated Bylaws (as amended from time to time, the “Bylaws”) provide that (i) the specific number of directors comprising the Company’s board of directors (the “Board”) shall be set by resolution of the Board or the shareholders and (ii) vacancies in the Board may be filled by a majority of the remaining directors; and

WHEREAS, the Company and the Shareholder desire to enter into this Agreement in order to provide for certain rights and obligations with respect to the ownership of the Acquisition Shares by the Shareholder as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Increase in Size of Board. Effective upon the closing of the transactions contemplated by the Acquisition Agreement (the “Closing”), the Company shall cause the size of the Board to be set at seven (7) directors by increasing increase the size of the Board from five (5) directors to seven (7) directors (the “Board Increase”). The Company agrees not to increase the size of the Board to more than seven (7) directors without the written consent of the Shareholder.

2. Board Appointments. Effective within two (2) weeks after the Closing, the Company shall cause the Board to appoint Daniel Bordessa and Nils Hoff as directors of the Company (the “Appointed Directors”) to fill the vacancies created by the Board Increase, and each Appointed Director shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified, or until their earlier death, resignation or removal, in each case in accordance with the Bylaws.

3. Director Nominations.

(a) Until the earlier of (i) the filing by the Company of its annual report on Form 10-K for the fiscal year ending on or about June 30, 2015 with the U.S. Securities Exchange Commission or (ii) September 30, 2015 (the “Expiration Date”), at each of meeting of shareholders of the Company at which members of the Board are to be elected, the Board or the Nominating and Corporate Governance Committee of the Board, as applicable, shall nominate for election to the Board up to two (2) persons (the “Director Nominees”) who are designated by the Shareholder for election to the Board and who are reasonably acceptable to the then-current members of the Board (it being agreed that Daniel Bordessa and Nils Hoff shall be deemed acceptable); provided, however, that the Shareholder shall provide the Company the names of such Director Nominees and any other information with respect to such Director Nominees reasonably requested by the Company no later than the date (the “Nomination Deadline”) set forth in the Company’s then most recently filed proxy statement for its annual meeting of shareholders before which shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be submitted in order to be considered for inclusion in the Company’s proxy materials for the applicable shareholder meeting; provided, further, that if persons previously appointed or designated by the Shareholder are serving as directors of the Company, such individuals shall automatically be Director Nominees unless the Shareholder elects to designate another person to be a Director Nominee. The Company agrees to provide the Shareholder with written notice specifying the Nomination Deadline at least thirty (30) days prior to each applicable Nomination Deadline. If a person designated by the Shareholder is not reasonably acceptable to the Board, the Shareholder shall have thirty (30) days from written notice from the Board specifying the reasons a designee is not acceptable to refute such reasons or to designate another person to serve as a Director Nominee.

(b) Until the Expiration Date, neither the Shareholder nor any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) shall nominate any person for election to the Board other than the Director Nominees pursuant to Section 3(a) of this Agreement.

(c) In the event an Appointed Director or a Director Nominee who has been elected or appointed to the Board, resigns, dies, is removed from or is otherwise unable to serve on the Board, the Company shall cause the Board to promptly appoint a person designated by the Shareholder, who is reasonably acceptable to the then-current members of the Board, to fill the vacancy on the Board to hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified, or until their earlier death, resignation or removal.

4. Agreement to Vote. The Shareholder, as a holder of Acquisition Shares and/or any other shares of common stock and other voting securities of the Company currently held or subsequently acquired by such Shareholder (collectively, the “Shares”), including, without limitation, any securities of the Company issued with respect to, upon conversion of or in exchange or substitution of the Shares, hereby agrees to hold all of the Shares registered in its name subject to, and to vote the Shares at meetings of shareholders and to give written consent with respect to such Shares in accordance with, and shall take all other reasonably necessary or desirable actions within its control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) in connection with, the provisions of this Agreement.

5. Shareholder Votes for Directors. Until the Expiration Date, in any election of members of the Board, the Shareholder shall vote all Shares held by such Shareholder and eligible to vote in such election (a) for the election of each nominee (other than the Director Nominees) for election to the Board in the same proportion that the number of shares of capital stock of the Company owned by Unaffiliated Shareholders (as defined below) that are voted in favor of the election of such nominee bears to the total number of shares of capital stock of the Company held by Unaffiliated Shareholders voting with respect to the election of such nominee and (b) against the election of each nominee (other than the Director Nominees) for election to the Board in the same proportion that the number of shares of capital stock of the Company owned by Unaffiliated Shareholders (as defined below) that are voted against the election of such nominee bears to the total number of shares of capital stock of the Company held by Unaffiliated Shareholders voting with respect to the election of such nominee. For purposes of clarity, it is agreed that the Shareholder and its Affiliates may vote all of their Shares in favor of the election or retention of the Director Nominees.

For purposes of the foregoing, “Unaffiliated Shareholders” means holders of Shares other than the Shareholder and any of their respective Affiliates. The Company shall timely provide to the Shareholder sufficient information to confirm the manner in which the Shares shall be, or have been, voted at any shareholder meeting pursuant to Section 5 of Section 6.

6. Proxy. To secure the obligations to vote the Shares in accordance with the provisions of this Agreement, the Shareholder does hereby constitute and appoint the then current Chief Executive Officer and the then current Chief Financial Officer, and either of them, as each of its true and lawful proxy and attorney-in-fact, with full power of substitution in its name, place and stead to vote all of such Shareholder’s Shares in the manner provided in Section 5, but only to the extent provided herein, and to make, execute, sign, deliver and file all instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of California or any other state, or any political subdivision or agency thereof, to effectuate, implement and/or continue the provisions of Section 5, but only to the extent provided herein. For purposes of clarity, it is expressly agreed that such proxies shall vote all of the Shareholder’s Shares in favor of the election or retention of the Director Nominees. It is expressly intended by the Shareholder that the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive the death, incapacity, dissolution, bankruptcy or insolvency of the Shareholder or the transfer of any portion of such Shareholder’s Shares.

7. Prohibition of Certain Actions. Until the Expiration Date, except as otherwise specifically permitted by this Agreement or as specifically approved in advance by the Board,

the Shareholder will not, directly or indirectly, through one or more intermediaries or otherwise, and will cause its Affiliates not to, directly or indirectly, singly or as part of a partnership, limited partnership, syndicate (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement) or other Group (each of the actions referred to in the following provisions of this Section 7 being referred to as “Prohibited Actions”):

(a) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any voting securities of the Company (including by the execution of actions by written consent), become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise, encourage or influence any person or entity (other than any Affiliate of the Shareholder, including for this purpose its officers and directors) with respect to the voting of any voting securities of the Company; provided, however, that the Shareholder shall not be prevented hereunder from being a “participant” in support of the management of the Company, by reason of the membership of the Appointed Directors or the Director Nominees on the Board or the inclusion of the Director Nominees on the slate of nominees for election to the Board proposed by the Company;

(b) initiate, propose or otherwise solicit, or participate in the solicitation of shareholders for the approval of, one or more shareholders proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or knowingly induce any other individual or entity to initiate any shareholders proposal relating to the Company; or

(c) publicly disclose any proposal regarding any of the actions enumerated in this Section 7.

8. Transfer of Shares. The Shareholder covenants and agrees that during the term of this Agreement, such Shareholder will not, directly or indirectly, transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Shares to (i) any of its Affiliates or (ii) any person or entity who, immediately after such Transfer, would hold, together with its Affiliates, more than twenty percent (20%) of the outstanding voting securities of the Company, without, in either case, such Affiliate or other Person first agreeing in writing to be bound by the terms of this Agreement as a Shareholder hereunder.

9. Representations and Warranties of each Shareholder. The Shareholder on its own behalf hereby represents and warrants to the Company, severally and not jointly, with respect to such Shareholder and such Shareholder’s ownership of the Shares as follows:

(a) Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Other than any filings by Shareholder with the Securities and Exchange Commission, the execution, delivery and performance by such Shareholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially adversely affect such Shareholder’s ability to observe and perform such Shareholder’s obligations hereunder.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets.

(c) Such Shareholder is the record and beneficial owner of and has good and marketable title to the Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), other than any of the foregoing that would not prevent or delay such Shareholder’s ability to perform such Shareholder’s obligations hereunder. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares set forth opposite such Shareholder’s name on Schedule A hereto. The Shareholder has, and will have at the time of any applicable shareholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Shares, and none of the Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Shares that would prevent or delay the Shareholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to Transfer, or cause to be Transferred, any of the Shares set forth opposite such Shareholder’s name on Schedule A hereto and no person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares.

10. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

11. Termination. This Agreement shall terminate upon the earliest to occur of:

(a) the Expiration Date;

(b) the date on which no Shareholder (nor any of its Affiliates) holds any Shares or any other securities of the Company;

(d) the liquidation, dissolution or winding up of the Company; and

(e) upon mutual agreement of such parties as would be required to amend this Agreement.

12. No Liability for Election of Directors. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

13. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the holders of at least a majority of the Acquisition Shares.

14. Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.

15. Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

16. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto, including any successor to, or assignee of, all or substantially all of the business and assets of a party.

17. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three (3) business days after mailing if sent by mail, and one (1) business day after dispatch if sent by next-day courier service, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 17:

If to the Company:

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, CA 92123

Attention: Eric L. Kelly, Chief Executive Officer

Facsimile: +1 (858) 495 4267

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 95014

Attention: Steven Tonsfeldt, Esq.

                Paul L. Sieben, Esq.

Facsimile: +1 (650) 473-2601

If to the Shareholder:

FBC Holdings S.à r.l.

46A, avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

Attention:        The Managers

Telephone:      +352 42 71711

Facsimile:        +352 42 1961

with a copy (which shall not constitute notice) to:

Reed Smith LLP

The Broadgate Tower

20 Primrose Street

London EC2A 2RS

Attention:        Georgia M. Quenby

Fax No.:          +44 20 3116 3999.

18. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

19. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereunder, upon any breach, default or noncompliance under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to parties hereunder, shall be cumulative and not alternative.

20. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Specific Enforcement. Each party hereto agrees that its obligations hereunder are necessary and reasonable to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

23. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

COMPANY:

OVERLAND STORAGE, INC.

By:	/s/ Eric L. Kelly
Name: Eric L. Kelly
Title: President and Chief Executive Officer

SHAREHOLDER:

FBC HOLDINGS S.À R.L.

/s/ Fabrice Rota
Name: Manacor (Luxembourg) S.A.
Title: Manager A

/s/ James H. Tucker
Name: Cyrus Capital Partners, L.P.
Title: Manager B

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A

SHAREHOLDER

Shareholder	Shares
FBC Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at L-1855 Luxembourg, 46A, avenue J.F. Kennedy	47,152,630